Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 26, 2005, except with respect to Note 1, as to which the date is December 9, 2005, relating to the change in presentation basis for the discontinued operation, which appears in the Form 20-F of GigaMedia Limited for the year ended December 31, 2006.
/s/ PricewaterhouseCoopers
Taipei, Taiwan
January 15, 2008